SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                Loews Corporation
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   540424-10-8
      --------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
      --------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ] Rule 13d-1(b)

         [ X ] Rule 13d-1(c)

         [   ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

CUSIP NO.  540424-10-8

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        WILMA S. TISCH
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (A) |_|
                                                                        (B) |_|
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  3     SEC USE ONLY

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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
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                           5    SOLE VOTING POWER

                                10,784,321
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 10,784,321
          WITH             -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,784,321
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                   |_|
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------


                               Page 2 of 5 Pages

ITEM 1(a)         NAME OF ISSUER:

                  Loews Corporation (the "Issuer")

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  667 Madison Avenue
                  New York, N.Y. 10021

ITEM 2(a)         NAME OF PERSON FILING:

                  Wilma S. Tisch

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Barry L. Bloom
                  655 Madison Avenue, 19th Floor
                  New York, N.Y. 10021-8043

ITEM 2(c)         CITIZENSHIP:

                  United States

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e)         CUSIP NUMBER:

                  540424-10-8

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR
                  (c), CHECK WHETHER THE PERSON FILING IS A:   N/A

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);


                               Page 3 of 5 Pages

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] A group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

         As of the date of filing this statement, Wilma S. Tisch had sole voting power and sole investment power with respect to 10,784,321 shares of Common Stock, or 5.8% of the 185,746,595 shares that were reported as outstanding by the Issuer as of October 21, 2005

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Wilma S. Tisch previously reported her holdings of Common Stock of the Issuer on a Schedule 13D which she filed together with her sons Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch. The Schedule 13D stated that the filing was being made jointly solely for informational purposes and was not an admission by any reporting person that such reporting person and any other reporting person or reporting persons constituted a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 or Rule 13d-5 thereunder or for any other purpose. Wilma S.

                               Page 4 of 5 Pages

Tisch has now decided to report her holdings separately in her individual capacity and not jointly with her sons, none of whom is required to file a report on Schedule 13D or 13G at this time.

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

February 27, 2006

                                                         /s/ Wilma S. Tisch
                                                      -------------------------
                                                           Wilma S. Tisch










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